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Exhibit 23.02

CONSENT

        As independent petroleum and natural gas consultants, we hereby consent to the use of our name in the Annual Report of Equitable Resources, Inc. to the Securities and Exchange Commission on Form 10-K, as amended, as of December 31, 2002. We have no interest of a substantial or material nature in Equitable Resources, Inc., or in any affiliate. We have not been employed on a contingent basis, and we are not connected with Equitable Resources, Inc., or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.

/s/ Ryder Scott Company, L.P. RYDER SCOTT COMPANY, L.P.
Houston, Texas September 9, 2003

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CONSENT